EcoloCap Provides Update on Initial BioArt Installation

EcoloCap's remediation of organic waste is still operating as minor adjustments are being made to the BioART system.
Morton Grove, IL –  EcoloCap's first install of BioART was an incredible learning process. "We were able to learn a lot with our first installation, which will make future installations less complex," said CEO James Kwak. After the first installation, EcoloCap successfully demonstrated the ability to remediate waste and turn it into a high-quality output that can be sold commercially.
While the initial testing phase was scheduled to be for the first three months of operation, EcoloCap wanted to continue to push the boundaries of the recycling industry. The goal was to improve the BioART system, making it even more sufficient and handle a higher volume of input. Several tweaks and additions have been made to BioART to handle a higher tonnage of organic fruits and vegetables input. These changes required several construction sequences that pushed our final testing phase date.
With EcoloCap's new additions to the BioART system, their plan is to complete this pilot period by the beginning of summer and begin to install more operations by Q3. EcoloCap's goal was to install this pilot to showcase their technology domestically.
In a final statement, EcoloCap CEO James Kwak, said, "We have been able to successfully demonstrate and show our technology to many companies in the industry and are in on-going discussions to implement our technology.  It has been a long road to get to this point, but we are excited about the future."
About EcoloCap
The EcoloCap sustainable, compost technology redirects all organic waste into a valuable byproduct. The byproduct includes organic fertilizers, chicken, fish feed, or biomass in the form of a dry powder or pellet that can be efficiently stored, transported, and spread.
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions, and actual events may differ materially. Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.
Visit EcoloCap.com for more information.
Contact: Joseph Mure, 1-312-585-6670, jm@ecolocap.com.